UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 31, 2007

SCM Microsystems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29440	77-0444317
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Oskar-Messter-Str. 13, Ismaning, Germany,		85737
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	+49 89 95 95 5000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2007, SCM Microsystems, Inc. ("SCM") and its wholly-owned subsidiary SCM Microsystems GmbH ("SCM GmbH" and, together with SCM and its other subsidiaries, the "Company"), entered into an employment agreement with Felix Marx. Under the terms of the Employment Agreement, Mr. Marx will be appointed as Chief Executive Officer of SCM and Managing Director of SCM GmbH, effective November 1, 2007. The term of his employment is indefinite. During the first six months of his employment the agreement can be terminated by either Mr. Marx or the Company with three months’ notice effective to the end of a month. Thereafter, either party may terminate the agreement with six months notice effective to the end of a month.

Since 2003, Felix Marx has held a variety of management positions with NXP Semiconductors, a specialty semiconductor manufacturer founded by Philips that provides solutions for mobile communications, consumer electronics, security applications, contactless payment and connectivity, and in-car entertainment and networking. Most recently, Mr. Marx has served as General Manager of NXP’s Near Field Communication (“NFC”) business, which focuses on the use of contactless smart card technology to enable devices such as mobile phones to act as secure access and payment mechanisms. Prior to this, he served as General Manager of NXP’s Contactless & Embedded Security business, where he was responsible for NXP’s smart card NFC and smart card reader businesses. From 2002 to 2003, Mr. Marx was a consultant with Team Training Austria, an executive leadership training firm in Vienna, Austria. From 2000 to 2001, he served as Managing Director of Ericsson Ahead Communications, an xDSL technology company formed through a management buyout from Ericsson Telecom AB. From 1999 to 2000, Mr. Marx was Director of Sales, Multi Service Access for Ericsson Austria AG. From 1987 to 1999, Mr. Marx held various sales, marketing, product management and business line management positions in the data and voice networking sector with companies including Global One Telecommunications and Ericsson. He holds a bachelor’s degree in engineering from the Technical Academy in Vienna and a Master of Advanced Studies in Knowledge Management from Danube University in Austria.

Mr. Marx's base salary will be EUR 240,000 per year and he will be eligible to earn quarterly and annual bonuses under the Company's 2007 Executive Bonus Plan (“the 2007 Plan”). Under the 2007 Plan, Mr. Marx will be eligible to receive target-orientated variable bonuses of up to 80% of his annual base salary, or EUR 192,000 per year. Payments under the 2007 Plan are based both on the achievement of quarterly operating profit by the Company and on the achievement of aggregate annual operating profit by the Company. In addition, under his Employment Agreement, Mr. Marx’s bonus payments are also subject to an evaluation of his personal performance and other such criteria and targets that the Compensation Committee of the Board of Directors may determine from time to time. Targets for Mr. Marx’s personal performance will be determined by the Compensation Committee in consultation with Mr. Marx.

As Mr. Marx is joining SCM near the end of the Company’s fiscal year, under his Employment Agreement, Mr. Marx’s potential bonus amount in fiscal 2007 will be dependent only on the operating performance of the Company, and no personal performance targets will be considered. He is eligible to receive a pro-rated quarterly bonus for the fourth quarter of 2007 of 10% of his prorated annual base salary if the Company realizes an operating profit for the quarter. He is also eligible to receive a pro-rated annual bonus between 20% and 40% of his annual base salary, based on the Company realizing variable levels of operating profit for fiscal 2007 as a whole. The total amount of bonus for which Mr. Marx is eligible in fiscal 2007 is EUR 32,000.

Subject to approval by the Board of Directors of SCM, Mr. Marx also will be eligible to receive an option grant to purchase up to 60,000 shares of SCM common stock under SCM’s existing 2000 Stock Plan or the Company’s proposed 2007 Stock Incentive Plan, for which the Company plans to see stockholder approval at its next annual meeting. The exercise price of the options will be equal to the closing price of SCM’s common stock, as quoted by the NASDAQ Stock Market, on the date the grant of options is approved by the Board of Directors.

In addition, Mr. Marx will be provided with a company car that is of value and type equivalent to a BMW type 5, or an equivalent car allowance.

Item 9.01 Financial Statements and Exhibits.

A copy of the Employment Agreement between Felix Marx and SCM dated July 31, 2007 is found in Exhibit 10.1 hereto, which is incorporated herein by reference.

A copy of the press release containing the announcement of Mr. Marx's appointment as Chief Executive Officer of SCM is found in Exhibit 99.1 hereto, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCM Microsystems, Inc.

August 1, 2007	By:	/s/ Stephan Rohaly
Name: Stephan Rohaly
Title: Chief Financial Officer and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement between Felix Marx and SCM Microsystems GmbH dated July 31, 2007.

99.1	Press release dated August 1, 2007 announcing the appointment of Felix Marx as CEO of SCM Microsystems, Inc.